EXHIBIT 99.1

For Immediate Release

Danka Announces Next Step in Refinancing Plan

– Amendment to Bank Agreement will allow for further debt reduction and expedite opportunities for refinancing of bank debt –

ST. PETERSBURG, FLORIDA (January 2, 2003) – Danka Business Systems PLC (NASDAQ: DANKY) today announced that it has entered into an amendment to its senior credit facility that gives Danka an earlier opportunity to further reduce its outstanding debt obligations, and which should enhance the company’s opportunities to seek a replacement credit facility on more favorable terms, including a reduction in interest costs and overall cost of capital.

The amendment provides, among other things, that:

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Danka may, at its option and using available cash and borrowing capacity, repurchase up to $20 million in principal amount of its $47.6 million of senior subordinated notes due April 1, 2004 earlier than their stated maturity, subject to certain purchase price discount requirements.

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In the event Danka, at its option, were to make an equity offering, it may apply up to 75% of the proceeds to the early repurchase of its senior subordinated notes, instead of applying those proceeds to the repayment of its senior indebtedness.

“This amendment gives the Company greater financial flexibility and, we believe, will pave the way to a more efficient, long-term, lower cost financial structure,” said Lang Lowrey, Danka’s chairman and chief executive officer. “Because our financial health is so much stronger than it was a couple of years ago – and our debt load is dramatically smaller – we will now be actively working to reduce the cost of our remaining debt. This amendment will put the company in a much better position to seek more attractive financing alternatives for our debt.”

“Our focus for the upcoming calendar year is to substantially reduce our cost of capital, which we believe is higher than it should be,” explained Mark Wolfinger, Danka’s chief financial

Danka Amends Senior Credit Facility
January 2, 2003

officer. “Given the improvements in our financial performance and improved debt ratios, we believe we have earned – and can get – a much lower cost of capital over the longer-term. The changes to our senior credit facility are a step in that direction, and we also plan to engage a financial advisor to help us develop and seek new financing alternatives.”

The amendment also relaxes the minimum consolidated EBITDA (earnings before interest, tax, depreciation and amortization) covenant in the facility for the remainder of its term, maintains the current borrowing base for the revolver portion of the senior credit facility, decreases a portion of the availability under the capital expenditure covenant that the company has not and did not anticipate utilizing and permits the Company to repurchase its shares under certain, limited circumstances.

Danka has paid a fee to its senior lenders in connection with the amendment to the senior credit facility equal to 1% of the current total commitments under the facility, and has accelerated half of the fee payable by Danka on June 30, 2003, which will thus be reduced from 2% to 1% of the total commitments on that date.

Danka may use funds available as a result of the amendment to repurchase its senior subordinated notes from time to time at varying prices in open market purchases and/or in privately negotiated transactions. The amounts involved may be material. However, such repurchases, if any, will depend on many factors, including, but not limited to, prevailing market conditions, the price at which the notes are available for purchase, Danka’s liquidity requirements, prospects for future access to capital and contractual restrictions. Danka can give no assurances as to its ability to consummate any such purchase or the terms of any such purchase.

The full amendment is available with the Form 8-K filing to be made with the Securities and Exchange Commission today.

Danka Amends Senior Credit Facility
January 2, 2003

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka’s web site at www.danka.com.

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Contacts: Danka St. Petersburg – Sanjay Sood, 727-576-6003
Danka London – Paul G. Dumond, 44-207-603-1515

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, Danka’s debt reduction initiatives and refinancing proposals, including the anticipated reduction of its cost of capital, any possible equity offering and the possible purchase by Danka of its senior subordinated notes, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements, including the risks identified in Danka’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.